UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 19, 2011

IRONWOOD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34620	04-3404176
(State of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

301 Binney Street Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip code)

(617) 621-7722

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On May 19, 2011, Ironwood Pharmaceuticals, Inc. (“Ironwood”) entered into a Commercial Supply Agreement (the “Supply Agreement”) with PolyPeptide Laboratories, Inc. and Polypeptide Laboratories (SWEDEN) AB (together, “PPL”).  Pursuant to the terms of the Supply Agreement and subject to certain conditions and limits, PPL agrees to manufacture and supply to Ironwood, and Ironwood agrees to purchase from PPL, a portion of the linaclotide active pharmaceutical ingredient (“API”) that will be used to obtain regulatory approval of linaclotide in countries other than the United States, Canada and/or Mexico (“Rest of World Territory”), and, pending any such approval, that will be incorporated into finished product for commercialization in the Rest of World Territory.  Ironwood’s purchase price for the linaclotide API under the Supply Agreement will be volume-based.  PPL will manufacture the linaclotide API at its facilities in Torrance, California and Malmo, Sweden.

The initial term of the Supply Agreement ends on the fifth anniversary of the date that linaclotide is first sold in the Rest of World Territory.  The initial term is subject to automatic three-year renewals until either PPL or Ironwood provides the other with twenty-four months prior written notice of its intent to terminate.  Further, Ironwood may terminate the Supply Agreement upon prior written notice if linaclotide does not obtain regulatory approval in the Rest of World Territory in which Ironwood seeks such approval or in the event that the manufacture or commercial sale of linaclotide is discontinued in the Rest of World Territory in which regulatory approval had been previously obtained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ironwood Pharmaceuticals, Inc.

Dated: May 25, 2011	By:	/s/ Halley E. Gilbert
		Name:	Halley E. Gilbert
		Title:	Vice President & General Counsel